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                                                                    EXHIBIT 12.1

Computation of Ratio of Earnings to Fixed Charges
(dollars in thousands)
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                                                       Predecessor
                                     -------------------------------------------
                                                       Historical                  Pro Forma
                                     -------------------------------------------  -----------
                                                                                  Year Ended
                                                Year ended March 31,               March 31,
                                     -------------------------------------------  -----------
                                       2000    2001    2002     2003     2004        2004
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Earnings:
Income (loss) from operations
 before income taxes                 $15,142 $(3,575) $ 2,298 $19,109  $(25,189)   $ (1,924)
Plus fixed charges                     3,449   6,466    7,809   6,235    15,521      32,217
                                     -------------------------------------------  -----------
 Earnings                            $18,591 $ 2,891  $10,107 $25,344  $ (9,668)   $ 30,293
                                     ===========================================  ===========
Fixed charges:
                                     -------------------------------------------  -----------
Interest expense, including
 amortization of debt issue costs    $ 1,276 $ 3,034  $ 3,510 $ 4,162  $ 13,148    $ 31,923
Estimated interest
 factor of rental expense              2,173   3,432    4,299   2,073     2,373         294
                                     -------------------------------------------  -----------
Fixed charges                          3,449   6,466    7,809   6,235    15,521      32,217
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Ratio of Earnings to Fixed Charges(1)    5.4       -      1.3     4.1         -           -
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(1)For the purposes of calculating the ratio of earnings to fixed charges, (a) earnings consists of earnings (loss) before fixed charges and income taxes and (b) fixed charges consist of interest expense on all indebtedness, including capital lease obligations.
During the periods presented, no interest costs have been capitalized. The dollar amount of the deficiency as calculated in accordance with U.S. GAAP was $3,575 for the fiscal year ended March 31, 2001, and $25,189 for the fiscal year ended March 31, 2004.
The pro forma deficiency for the fiscal year ended March 31, 2004 was $1,924 as calculated in accordance with U.S. GAAP.
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